MTBC Declares Dividends on Non-Convertible Series A Cumulative

Redeemable Perpetual Preferred Stock

SOMERSET, N.J., March 12, 2018 (GLOBE NEWSWIRE) – MTBC (Nasdaq: MTBC) (Nasdaq: MTBCP), a leading provider of proprietary, cloud-based healthcare IT solutions and services, today announced that its Board of Directors has declared monthly cash dividends for its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) for March, April and May 2018. This represents 30 consecutive months of dividends declared since the Series A Preferred Stock was initially sold in November 2015.

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% per annum of the $25.00 per share liquidation preference (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, then the dividend may be paid on the next succeeding business day. Dividends are payable to holders of record on the applicable record date, which shall be the last day of the calendar month, whether or not a business day.

MTBC’s Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

The following table shows the monthly dividends and associated record and payment dates:

	March 2018	April 2018	May 2018
Dividend per share	$0.22917	$0.22917	$0.22917
Ex-dividend date	March 29, 2018	April 27, 2018	May 30, 2018
Record date	March 31, 2018	April 30, 2018	May 31, 2018
Payment date	April 16, 2018	May 15, 2018	June 15, 2018

About MTBC

Medical Transcription Billing, Corp. is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.MTBC.com.

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SOURCE MTBC

Company Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

(732) 873-5133

Disclaimer

This press release is for information purposes only, and does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.